Contact:	Julie McDowell	Exhibit 99.2
Vice President, Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	April 30, 2004

TELEFLEX INCREASES DIVIDEND 10 PERCENT;
TWENTY-SEVEN CONSECUTIVE YEARS OF INCREASES

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that its Board of Directors declared an increase in the quarterly cash dividend from 20 cents ($0.20) per share to 22 cents ($0.22) per share of common stock. This dividend is payable June 15, 2004 to shareholders of record at the close of business on May 25, 2004. The new annual rate of 88 cents ($0.88) per share is an increase of 10% over the previous rate.

     Teleflex is a diversified industrial company with annual revenues of more than $2 billion. Its businesses serve the automotive, marine, industrial, medical and aerospace markets. Teleflex has increased its cash dividend to shareholders in each of the 27 years since it began paying dividends in 1977. The company offers a Dividend Reinvestment & Direct Stock Purchase and Sale Plan. For information about the Plan, call 1-877-842-1572 (toll free), or log on to www.amstock.com to make an initial purchase. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

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